Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-172256), as amended, pertaining to the 2006 Stock Acquisition and Option Plan for Key Employees of Nielsen Holdings plc and its Subsidiaries and Nielsen 2010 Stock Incentive Plan,

(2)	Registration Statement (Form S-8 No. 333-176940), as amended, pertaining to The Nielsen Company 401(k) Savings Plan,
(3)	Registration Statement (Form S-8 No. 333-188601), as amended, pertaining to the Amended and Restated Nielsen 2010 Stock Incentive Plan,
(4)	Registration Statement (Form S-8 No. 333-191458), as amended, pertaining to the Arbitron Inc. 2008 Equity Compensation Plan,
(5)	Registration Statement (Form S-3 No. 333-202190) of Nielsen Holdings plc, and
(6)	Registration Statement (Form S-8 No. 333-212303) pertaining to the Nielsen Holdings plc 2016 Employee Share Purchase Plan

of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedules of Nielsen Holdings plc and the effectiveness of internal control over financial reporting of Nielsen Holdings plc included in this Annual Report (Form 10-K) of Nielsen Holdings plc for the year ended December 31, 2018.

 /s/ Ernst & Young LLP

New York, New York
February 28, 2019